Exhibit 99.1

Micron Appoints Lynn Dugle to Board of Directors

BOISE, Idaho, Aug. 4, 2020 — Micron Technology, Inc. (Nasdaq: MU), an industry leader in innovative memory and storage solutions, today announced the appointment of Lynn Dugle to its board of directors. Dugle has more than 30 years of experience in the defense, intelligence and high-tech industries.

“Lynn is an accomplished leader, and we are pleased to welcome her to the Micron board,” said Micron President and CEO Sanjay Mehrotra. “Lynn’s business and technology expertise, combined with her depth in managing complex organizations, will significantly benefit Micron as we continue to strengthen our portfolio of high-value solutions and focus on delivering leading technology that addresses diverse end-market needs.”

“Adoption of advanced technologies, for which memory and storage are essential, will continue to accelerate,” said Micron Board Chair Robert Switz. “We believe Lynn’s proven experience on boards and her work with enterprises and government organizations at the highest levels will bring tremendous insight and perspective to Micron.”

Dugle was previously chief executive officer, president and chair of the board of directors at Engility, a provider of highly technical, integrated solutions and services to the U.S. government, with customers spanning the defense, intelligence, space and federal civilian communities. She led the sale of the company to Science Applications International Corporation in 2019.

Prior to Engility, Dugle spent more than a decade in senior management positions at Raytheon and retired from the company in March 2015 as a Raytheon Company vice president and as president of Raytheon Intelligence, Information and Services, which housed Raytheon’s Cyber and Special Operations division. Before joining Raytheon, she was with ADC Telecommunications in several international and officer-level positions.

Dugle serves on the boards of State Street Corporation, TE Connectivity and KBR. She holds a master’s degree in business administration from the University of Texas at Dallas and bachelor’s degrees in technical management and Spanish from Purdue University.

Dugle's appointment increases the representation of women on Micron's board, who now make up more than one-third of Micron's board members.

About Micron Technology, Inc.

We are an industry leader in innovative memory and storage solutions. Through our global brands – Micron® and Crucial® – our broad portfolio of high-performance memory and storage technologies, including DRAM, NAND, 3D XPoint™ memory and NOR, is transforming how the world uses information to enrich life for all. Backed by more than 40 years of technology leadership, our memory and storage solutions enable disruptive trends, including artificial intelligence, 5G, machine learning and autonomous vehicles, in key market segments like mobile, data center, client, consumer, industrial, graphics, automotive, and networking. Our common stock is traded on the Nasdaq under the MU symbol. To learn more about Micron Technology, Inc., visit micron.com.

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